                                       March 28, 2003


To the Addressees Listed
   on Schedule I Attached Hereto

                  Re: CDC Mortgage Capital Trust 2003-HE1,
                      Mortgage Pass-Through Certificates, Series 2003-HE1

Ladies and Gentlemen:

         We have acted as tax counsel to Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor") in connection with the issuance by the CDC Mortgage Capital Trust 2003-HE1 (the "Trust") of its Mortgage Pass-Through Certificates, Series 2003-HE1 (the "Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2003 (the "Pooling and Servicing Agreement"), among the Depositor, Fairbanks Capital Corp., a Utah corporation, as servicer, CDC Mortgage Capital Inc., as unaffiliated seller and Deutsche Bank National Trust Company, as trustee. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

         As tax counsel, we have examined such documents and records as we deemed appropriate for purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated November 22, 2002 (the "Base Prospectus"), as supplemented by the Prospectus Supplement, dated March 24, 2003 (the "Prospectus Supplement"), and (b) an executed copy of the Pooling and Servicing Agreement.

         Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States in effect as of the date hereof, that:

         1. Assuming that each REMIC created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the parties to the Pooling and Servicing Agreement comply with the terms thereof, each REMIC will be treated as a REMIC.

         2. Each of the Lower Tier Regular Interests will be treated as one or more "regular interests" in the Lower Tier REMIC, and the Class LT-R Interest will be the sole "residual interest" in the Lower Tier REMIC.

         3. Each of the Class A-1, Class A-2, Class M-1, Class M-2, Class M-3, Class B-1 and Class B-2 Certificates represents an interest in two separate investments: (i) the corresponding class of regular interests in the Upper Tier REMIC, the Class A-1, Class A-2, Class M-1, Class M-2, Class M-3, Class B-1 and Class B-2 respectively, and (ii) an interest in a notional principal contract, the right to receive Basis Risk Carry Forward

To the Addressees Listed on
  Schedule I Attached Hereto
March 28, 2003
Page 2


Amounts. The Class X represents a regular interest in the Upper Tier REMIC. The Class UT-R Interest will be the sole "residual interest" in the Upper Tier REMIC.

         4. The Class P Certificates represent an undivided beneficial ownership interest in a grantor trust under Subpart E of Part I of Subchapter J of the Code, the assets of which are the Prepayment Charges.

         5. The statements under the caption "Material Federal Income Tax Considerations" in the Prospectus Supplement and "Material Federal Income Tax Consequences" in the Prospectus, as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

         6. As a consequence of the qualification of each of the REMICs as a REMIC, the Upper Tier Regular Interests and the Lower Tier Regular Interests will be treated as "regular ... interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c)(5)(B) of the Code generally in the same proportion that the assets in the Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of each of the REMICs as a REMIC, interest on the Upper Tier Regular Interests and the Lower Tier Regular Interests will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c)(3)(B) of the Code to the extent that such Upper Tier Regular Interests and Lower Tier Regular Interests are treated as "real estate assets" under
Section 856(c)(5)(B) of the Code.

         7. The rights to receive Basis Risk CarryForward Amounts will not constitute (i) a "real estate asset" within the meaning of Section 856(c)(5)(B) of the Code if held by a real estate investment trust; (ii) a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code or a "permitted investment" within the meaning of Section 860G(a)(5) of the Code if held by a REMIC; or (iii) assets described in Section 7701(a)(19)(C)(xi) of the Code if held by a thrift.

         8. Assuming that the Trust acquires the Subsequent Mortgage Loans in the manner contemplated by the Pooling and Servicing Agreement, such acquisition will not result in a "prohibited transaction" (as defined in the REMIC Provisions) for any REMIC held by the Trust, and will not cause any REMIC held by the Trust to cease to qualify as a REMIC.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

To the Addressees Listed on
  Schedule I Attached Hereto
March 28, 2003
Page 3

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.


                                                     Very truly yours,

                                   SCHEDULE I
                                   ----------

CDC Mortgage Capital Inc.                  Morgan Stanley ABS Capital I Inc.
9 West 57th Street, 36th Floor             1585 Broadway
New York, New York  10019                  New York, New York  10036

Morgan Stanley & Co. Incorporated          Deutsche Bank National Trust Company
1585 Broadway                              1761 East St. Andrew Place
New York, New York  10036                  Santa Ana, CA  92705-4934

Financial Security Assurance Inc.          Moody's Investors Service, Inc.
350 Park Avenue                            99 Church Street
New York, New York  10072                  New York, New York  10007

Fitch, Inc.                                Standard & Poor's Ratings Services
One State Street Plaza                     55 Water Street
New York, New York  10004                  New York, New York  10041

Fairbanks Capital Corp.                    Wachovia Securities, Inc.
3815 South West Temple                     301 South College Street, 10th Floor
Salt Lake City, UT  84165                  Charlotte, North Carolina 28288

Banc of America Securities LLC
100 North Tryon Street
NC1-007-11-07
Charlotte, North Carolina  28255